FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     SteriGenics International, Inc.,
     successor-by-merger to IBA Acquisition Corp.
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   (Last)                            (First)              (Middle)

     Chemin du Cyclotron, 3
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                                    (Street)

     B-1348 Louvain-la-Neuve Belgium
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     July 16, 1999
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3.   IRS Identification Number of Reporting Person, if an entity

     95-3323502
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4.   Issuer Name and Ticker or Trading Symbol

     SteriGenics International, Inc. (STER)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock and associated rights       7,241,037                  D
to purchase Series A Junior
Participating Preferred Stock
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                         2. Date Exercisable        3. Title and Amount of Securities                      ship
                            and Expiration Date        Underlying Derivative Security                      Form of
                            (Month/Day/Year)           (Instr. 4)                                          Derivative
                         ----------------------     ---------------------------------    4. Conver-        Security:
                                                                           Amount           sion or        Direct      6. Nature of
                                                                           or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:


SteriGenics International, Inc., successor-by-merger to IBA Acquisition Corp.

/s/ Pierre Mottet                                        July 28, 1999
---------------------------------------------            -----------------------
Pierre Mottet, Authorized Signatory                               Date
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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